UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2012 (October 25, 2012)

CELL THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Washington	001-12465	91-1533912
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3101 Western Avenue, Suite 600 Seattle, Washington		98121
(Address of Principal Executive Offices)		(Zip Code)

(206) 282-7100

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously announced by Cell Therapeutics, Inc. (the “Company”), effective as of July 16, 2012, Craig W. Philips resigned as President of the Company. The Company has entered into a Settlement Agreement and Full and Final Release of Claims, dated as of October 25, 2012 (the “Settlement Agreement”), with Mr. Philips. See Item 5.02(e) below, which is incorporated into this Item 1.01 by reference, for a description of the material terms of the Settlement Agreement. The Settlement Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

Under the Settlement Agreement, Mr. Philips will be entitled to receive a severance payment of $435,500, with 25% of such amount to be paid within 30 days and the balance of such amount to be paid in twelve monthly installments thereafter. The Company will also pay Mr. Philips’ premiums to continue his health coverage for 13 months following his termination. Mr. Philips’ equity awards granted by the Company and Aequus Biopharma, Inc., a subsidiary of the Company, to the extent then outstanding and unvested, terminated as of June 16, 2012. Pursuant to the Settlement Agreement, Mr. Philips has agreed to vote the existing shares of the Company that he owns in a manner consistent with the recommendation of the Company’s board of directors through October 13, 2013. The Settlement Agreement also includes a release by Mr. Philips of claims against the Company and certain non-competition and other restrictive covenants by Mr. Philips in favor of the Company.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

10.1	Settlement Agreement and Full and Final Release of Claims, dated as of October 25, 2012, by and between the Company and Craig W. Philips.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CELL THERAPEUTICS, INC.
(Registrant)

	By:	/s/ James A. Bianco, M.D.
Date: October 31, 2012		James A. Bianco, M.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Settlement Agreement and Full and Final Release of Claims, dated as of October 25, 2012, by and between the Company and Craig W. Philips.